NEWS RELEASE FOR IMMEDIATE RELEASE Contact: Melanie Clabaugh (814) 728-7328 melanie.clabaugh@northwest.com www.northwest.com Northwest Bancshares, Inc. Appoints New Board Member Amber Lee Williams Joins the Northwest Bancshares, Inc. Board of Directors Columbus, Ohio (May 17, 2023) – The Board of Directors of Northwest Bancshares, Inc. (NasdaqGS: NWBI) appointed Amber L. Williams to the company’s Board of Directors, effective with the Board meeting held on May 17. Ms. Williams serves as senior vice president, deputy general counsel for Bath & Body Works, Inc. (formerly L Brands, Inc.) and leads global ethics and compliance and international legal strategy for the company. Prior to joining L Brands in 2018, Ms. Williams was senior associate general counsel, US compliance, at Walmart, Inc. She served in various leadership roles in the legal department during her 11 years with the company. “With her extensive legal experience, particularly in corporate compliance and ethics, Ms. Williams will bring important expertise to the Board as we provide oversight of Northwest Bancshares, Inc. in a heavily regulated environment,” said Tim Fannin, Chairman of the Board. “We look forward to the guidance that Ms. Williams will add to our organization at a time when the banking industry faces increasing scrutiny from regulators, investors and customers.” “In addition to her compliance expertise, Ms. Williams’ background in the evolving and competitive retail industry nationally, and her strong connections to the Columbus, Ohio community locally, will bring valuable perspectives to the Board and management team,” said Louis J. Torchio, President and Chief Executive Officer, Northwest Bancshares, Inc.

Ms. Williams currently serves as a board member for the Center for WorkLife Law, a research and advocacy organization focused on advancing gender and racial equity in the workplace. She is also on the board of the American Red Cross of Greater Columbus, Ohio. Ms. Williams is a member of the State Bars of Maryland, Texas and Ohio. She holds a juris doctor degree from The University of Texas at Austin and a Bachelor of Arts degree in English (summa cum laude) from Oakwood University in Huntsville, Alabama. Ms. Williams was a 2013 Fellow of the Leadership Council on Legal Diversity and is also a Fellow of the American Bar Foundation. About Northwest Bancshares, Inc. Headquartered in Columbus, Ohio, Northwest Bancshares, Inc. is the bank holding company of Northwest Bank. Founded in 1896 and headquartered in Warren, Pennsylvania, Northwest Bank is a full-service financial institution offering a complete line of business and personal banking products, as well as treasury management solutions and wealth management services. Northwest currently operates 134 full-service community banking offices and eight free standing drive-through facilities in Pennsylvania, New York, Ohio and Indiana. The common stock of Northwest Bancshares, Inc. is listed on the NASDAQ Global Select Market ("NWBI"). Additional information regarding Northwest Bancshares, Inc. and Northwest Bank can be accessed online at www.northwest.com. ###